EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2004 relating to the financial statements, which appears in Closure Medical Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us as “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
August 9, 2004